Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 14, 2013
Registration Statement Nos. 333-167489 and
333-167489-09

$1.342 bln Ford Credit Auto Owner Trust 2013-B Prime Auto Loans

Jt-Leads : RBC (str), BofAML, CS

Co-Mgrs : Bradesco, Lloyds

CL	$SIZEMM	WAL	S/M	PWIN	E.FINAL	L.FINAL	SPREAD	YLD%	CPN	PRICE

A1	292.20	0.29	A-1+/P-1	1-7	12/13	05/15/14		0.210	0.21%	100.00000%
A2	434.80	1.05	AAA/Aaa	7-19	12/14	02/15/16	EDSF+ 8	0.388	0.38%	99.99195%
A3	406.40	2.25	AAA/Aaa	19-37	06/16	10/15/17	ISWP+ 16	0.573	0.57%	99.99482%
A4	116.33	3.37	AAA/Aaa	37-45	02/17	08/15/18	ISWP+ 17	0.766	0.76%	99.98410%
B	39.46	3.91	AA+/Aa1	45-48	05/17	10/15/18	ISWP+ 40	1.113	1.11%	99.99837%
C	26.31	3.98	AA/Aa3	48-48	05/17	01/15/19	ISWP+ 60	1.328	1.32%	99.98318%
D	26.31	3.98	A/A3	48-48	05/17	11/15/19	ISWP+110	1.828	1.82%	99.99588%

EXPECTED PXG	:	Noon Today	EXPECTED SETTLE	:	05/21/13

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.  The securities may not be suitable for all investors.  RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.